                           OFFER TO PURCHASE FOR CASH
                           ALL SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                             WHITTAKER CORPORATION
                                       AT
                              $28.00 NET PER SHARE
                                       BY
                            MEGGITT ACQUISITION INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                                  MEGGITT PLC


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                    TIME, ON JULY 13, 1999 UNLESS THE OFFER IS EXTENDED.


     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 9, 1999, AMONG MEGGITT PLC ('PARENT'), MEGGITT ACQUISITION INC. ('PURCHASER') AND WHITTAKER CORPORATION (THE 'COMPANY'). THE OFFER IS ALSO BEING MADE TO PURCHASE ALL SHARES OF SERIES D PARTICIPATING CONVERTIBLE PREFERRED STOCK OF THE COMPANY AT $9,147.87 NET PER SHARE OF PREFERRED STOCK. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES AND PREFERRED SHARES PURSUANT THERETO.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF COMMON AND PREFERRED SHARES OF THE COMPANY WHICH, TOGETHER WITH ANY COMMON AND PREFERRED SHARES THEN BENEFICIALLY OWNED BY PARENT, CONSTITUTES AT LEAST A MAJORITY OF THE THEN OUTSTANDING COMMON SHARES ON A FULLY-DILUTED BASIS. PARENT AND PURCHASER DO NOT CURRENTLY OWN ANY COMMON OR PREFERRED SHARES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15.

                                   IMPORTANT
     Any stockholder desiring to tender all or any portion of his Common or Preferred Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Common or Preferred Shares and any other required documents, to the Depositary or tender such Common or Preferred Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Common or Preferred Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Common or Preferred Shares.

     A stockholder who desires to tender his Common or Preferred Shares and whose certificates representing such Common or Preferred Shares are not immediately available or who cannot comply with the other procedures on a timely basis may tender such Common or Preferred Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------
                      The Dealer Manager for the Offer is:
                                ROTHSCHILD INC.
June 15, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

INTRODUCTION.................................................................................................     1
THE TENDER OFFER.............................................................................................     2
  1.  Terms of the Offer; Expiration Date....................................................................     2
  2.  Acceptance for Payment and Payment.....................................................................     3
  3.  Procedures for Accepting the Offer and Tendering Shares................................................     4
  4.  Withdrawal Rights......................................................................................     7
  5.  Certain U.S. Federal Income Tax Consequences...........................................................     7
  6.  Price Range of the Shares; Dividends...................................................................     8
  7.  Effect of the Offer on the Market for the Shares; Stock Exchange Listings; Exchange Act Registration;
        Margin Regulations...................................................................................     9
  8.  Certain Information Concerning the Company.............................................................    10
  9.  Certain Information Concerning Parent and Purchaser....................................................    12
 10.  Background of the Offer; Contacts with the Company.....................................................    15
 11.  Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement and Other Agreements;
        Other Matters........................................................................................    16
 12.  Source and Amount of Funds.............................................................................    24
 13.  Dividends and Distributions............................................................................    25
 14.  Certain Conditions of the Offer........................................................................    26
 15.  Certain Legal Matters; Required Regulatory Approvals...................................................    27
 16.  Certain Fees and Expenses..............................................................................    29
 17.  Miscellaneous..........................................................................................    30

SCHEDULE I Directors and Executive Officers of Parent, Certain Subsidiaries and Purchaser....................
                                                                                                                 31

To: All Holders of Shares of Common Stock
    (Including the Associated Preferred
    Share Purchase Rights) and Series D
    Participating Convertible Preferred
    Stock of Whittaker Corporation:

                                  INTRODUCTION

     Meggitt Acquisition Inc., a Delaware corporation ('Purchaser'), and an indirect wholly-owned subsidiary of Meggitt PLC, a public limited company incorporated under the laws of England and Wales ('Parent'), hereby offers to purchase all shares of common stock, par value $0.01 per share (the 'Common Stock'), of Whittaker Corporation, a Delaware corporation (the 'Company'), and the associated preferred share purchase rights (the 'Rights' and, together with the Common Stock, the 'Shares') issued pursuant to the Rights Agreement, dated as of November 12, 1998, as amended on June 9, 1999, by and between the Company and Mellon Bank, N.A. (the 'Rights Agreement'), at a price of $28.00 per Share (the 'Share Price'), net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the 'Offer'). The Offer also is being made for all shares of Series D Participating Convertible Preferred Stock, par value $1.00 per share (the 'Preferred Shares'), of the Company, at a price of $9,142.87 per Preferred Share (the 'Preferred Share Price'), net to the seller in cash and without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 9, 1999 (the 'Merger Agreement'), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with the Company (the 'Merger'), with the surviving corporation becoming an indirect wholly-owned subsidiary of Parent (the 'Surviving Corporation'). In the Merger, each outstanding Share and Preferred Share (other than Shares held by the Company as treasury stock and Shares or Preferred Shares owned by stockholders who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the Merger (the 'Effective Time') into the right to receive, in the case of a Share, the Share Price, and, in the case of a Preferred Share, the Preferred Share Price, in cash, without interest and less any required withholding taxes (the 'Merger Consideration').

     THE BOARD OF DIRECTORS OF THE COMPANY (THE 'BOARD') UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS (THE 'STOCKHOLDERS'), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES AND PREFERRED SHARES PURSUANT THERETO.

     Credit Suisse First Boston Corporation and CIBC World Markets Corp., the Company's financial advisors (the 'Company Financial Advisors'), have delivered to the Company their respective written opinions, dated the date of the Merger Agreement, that the consideration to be paid in the Offer and the Merger is fair to the Stockholders from a financial point of view. A copy of the opinion of each Company Financial Advisor is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9') filed with the Securities and Exchange Commission (the 'Commission') in connection with the Offer, a copy of which is being furnished to stockholders concurrently herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES AND PREFERRED SHARES (THE 'MINIMUM NUMBER OF SHARES') WHICH, TOGETHER WITH ANY SHARES AND PREFERRED SHARES THEN BENEFICIALLY OWNED BY PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (THE 'MINIMUM CONDITION'). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1, 14 AND 15.

     The Company has represented and warranted to Parent and Purchaser that, as of June 4, 1999, 11,440,452 Shares were issued and outstanding, an aggregate of 851,152 Shares were reserved for issuance upon exercise of outstanding options under the Company's Long-Term Stock Incentive Plan (1989) and 1992 Stock Option Plan for Non-Employee Directors (collectively, the 'Option Plans'), 883,912 Shares were reserved for issuance upon conversion of the 7% Convertible Subordinated Notes due May 1, 2005 of the Company (the 'Convertible Notes') and 188,467 Shares were reserved for issuance upon conversion of the Preferred Shares. Based on such information, Purchaser believes that the Minimum Condition will be satisfied if a combination of Shares and Preferred Shares representing a minimum of 6,681,992 Shares are validly tendered and not withdrawn prior to the Expiration Date. Parent and Purchaser do not currently own any Shares or Preferred Shares.

     Mr. Joseph F. Alibrandi, the Company's President, Chief Executive Officer and Chairman of the Board, has agreed to tender pursuant to the Offer all of the Shares and Preferred Shares held by him as of the commencement of the Offer (which in the case of the Preferred Shares constitute the entire series). The
Schedule 14D-9 indicates that, to the best of the Company's knowledge, all of the Company's other executive officers and directors who own Shares currently intend to tender all of their Shares pursuant to the Offer.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the holders of Shares. Under the Delaware General Corporation Law (the 'DGCL'), the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares. If, however, Purchaser acquires at least 90% of the outstanding Shares and Preferred Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the 'short-form' merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other stockholder of the Company. In such event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares and Preferred Shares in the Offer. See Section 11.

     The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement. The Company has represented in the Merger Agreement that it has taken all action necessary to render the Rights inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. The Company also has represented in the Merger Agreement that the approval by the Company's Board of the Merger and the Merger Agreement is sufficient to render inapplicable to the Merger, the Merger Agreement and the transactions contemplated thereby the provisions of Section 203 of the DGCL or any antitakeover provision in the Company's certificate of incorporation and bylaws. See Section 15.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares and Preferred Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Rothschild Inc., as Dealer Manager (in such capacity, the 'Dealer Manager'), ChaseMellon Shareholder Services, L.L.C., as Depositary (the 'Depositary'), and Innisfree M&A Incorporated, as Information Agent (the 'Information Agent'), incurred in connection with the Offer. See Section 16.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended as required or permitted by the Merger Agreement, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and thereby purchase all Shares and Preferred Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term 'Expiration Date' means 12:00 midnight, New York City time, on July 13, 1999, unless and until the Purchaser, in accordance with the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to the Offer are not satisfied or waived on the scheduled Expiration Date, Purchaser must extend the Offer for additional periods; provided, however, that Purchaser is not required to extend the Offer beyond the 60th business day after commencement of the Offer (or, if the period of time for any applicable review process under the Exon-Florio Act (as defined in Section 2) has not expired by such date, then the date on which the Exon-Florio review process is completed).

     Any such extension will be followed as promptly as practicable by public announcement thereof, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If, in accordance with the Merger Agreement, Purchaser makes a material change in the terms of the Offer or waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Purchaser (with the approval of the Company as required by the Merger Agreement) decreases the number of Shares or Preferred Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares and Preferred Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     In the Merger Agreement, the Company has agreed to furnish Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares and Preferred Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and Preferred Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and Preferred Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT. For purposes of Sections 2, 3 and 4 of this Offer to Purchase, references to 'Shares' shall include the Preferred Shares unless the context otherwise requires.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date, promptly after the Expiration Date, if the conditions to the Offer set forth in Section 14 have each been satisfied or waived, including without limitation the expiration or termination of the waiting periods applicable to the acquisition of Shares and Preferred Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), and compliance with the requirements of Section 721 of the Defense Production Act of 1950 (the 'Exon-Florio Act'), as discussed in Section 15. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in
Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) share certificates for such Shares ('Share Certificates') or confirmation (a 'Book-Entry Confirmation') of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the 'Book-Entry Transfer Facility'), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term 'Agent's Message' means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either Share Certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures set forth below must be complied with.

     The method of delivery of Share Certificates and the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder. The Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution'), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled 'Special Payment Instructions' or the box labeled 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary, within three New York Stock Exchange ('NYSE') trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Backup Federal Tax Withholding. UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS MADE TO CERTAIN STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY, UNDER PENALTY OF PERJURY, THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints Purchaser and any Purchaser designee, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon payment by Purchaser for the Shares, all powers of attorney and proxies given by such stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of the Company's stockholders.

     Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its discretion, whose determination shall be final and binding on all parties. Purchaser reserves the right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the right (subject to the provisions of the Merger Agreement) to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 13, 1999. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

     If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of the Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its discretion, whose determination shall be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a 'Holder'). The discussion is based on the Internal Revenue Code of 1986, as amended (the 'Code'), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the U.S. federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as 'capital assets' within the meaning of Section 1221 of the Code (generally, property held for investment). Holders should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the Offer and the Merger.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or has Shares converted into the right to receive cash pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

     Holders who receive cash pursuant to the exercise of appraisal rights with respect to their Shares generally will be subject to the same treatment as that described above for Holders who receive cash for Shares pursuant to the Offer and Merger.

     6. PRICE RANGE OF THE SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1998 (the 'Company 1998 Annual Report'), the Shares are listed and traded principally on the NYSE and the Pacific Exchange, Inc. (the 'PXE'). The Preferred Shares are not listed or traded on any exchange. The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE Composite Tape.

                                                                                                    SHARES
                                                                                                --------------
                                                                                                HIGH       LOW
                                                                                                ----       ---
1997
First Quarter................................................................................   $14 1/4    $11 5/8
Second Quarter...............................................................................    11 7/8      9 1/8
Third Quarter................................................................................    11 3/4     10 1/2
Fourth Quarter...............................................................................    15 3/16    10 7/16
1998
First Quarter................................................................................    12 3/4     7 1/8
Second Quarter...............................................................................    15 13/16  12 1/2
Third Quarter................................................................................    15 7/8    12 15/16
Fourth Quarter...............................................................................    14 15/16  12 15/16
1999
First Quarter................................................................................    17 3/4    11 7/8
Second Quarter...............................................................................    24 7/16   17 3/16
Third Quarter (through June 14, 1999)........................................................    27 9/16   23 15/16

     On June 8, 1999, the last full day of trading prior to the announcement of the Merger, the reported closing price on the NYSE Composite Tape for the Shares was $26 7/8 per Share. On June 14, 1999, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NYSE Composite Tape for the Shares was $27 1/2 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the table. On May 1, 1999, the Company paid a dividend of $3.25 per Preferred Share to holders of record as of April 30, 1999. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment.

     The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the NYSE and on the PXE. The Rights are attached to the Shares and are not traded separately. As a result, the sale prices per Share set forth above are the high and low sale prices per Share and associated Right during such periods.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTINGS; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Effect of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

     Stock Exchange Listings. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ('NYSE Excluded Holdings')) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

     According to the PXE's published guidelines, the PXE could consider delisting the Shares if, among other things, there were fewer than 100,000 publicly held Shares exclusive of management and other concentrated holdings, there were fewer than 500 record holders, there were fewer than 200 holders of record of at least 100 Shares or the aggregate market value of publicly held Shares (exclusive of management and other concentrated holdings) should fall below $500,000 for a six month period.

     Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE or on the PXE. According to the Company 1998 Annual Report, there were approximately 4,664 holders of record of Shares as of December 31, 1998. If, however, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE or the PXE for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

     In the event that the Shares were no longer listed or traded on the NYSE or the PXE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a 'national securities exchange' and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions would no longer be applicable to the Company. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, the Company is no longer required to maintain registration of the Shares under the Exchange Act, the Purchaser intends to cause the Company to apply for termination of such registration. See
Section 11.

     Based upon publicly available information, the Purchaser believes that, as of the date of this Offer to Purchase, the Rights are registered under the Exchange Act and are listed on the NYSE and on the PXE, but are attached to the Shares and are not separately transferable.

     If registration of the Shares is not terminated prior to the Merger, the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are currently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ('Purpose Loans'). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute 'margin securities' for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute 'margin securities.'

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. According to the Company 1998 Annual Report, the Company is a Delaware corporation with its principal executive offices located at 1955 N. Surveyor Avenue, Simi Valley, California 93063 (telephone no. 805-526-5700). The Company 1998 Annual Report indicates that the Company's continuing operations are in the aerospace business, where it develops, manufactures and markets proprietary fluid (pneumatic, hydraulic and fuel) control valves and control systems and fire and overheat detection products and systems for aircraft, land-based gas turbines, and other industrial applications, radio frequency and high temperature cable and cable systems and hydrogen and oxygen analyzers.

     Selected Financial Information. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company 1998 Annual Report and its Quarterly Report on Form 10-Q for the quarter ended April 30, 1999, each as filed with the Commission pursuant to the Exchange Act, and, with respect to information for the six months ended April 30, 1998, obtained from the Company.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                             WHITTAKER CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                              SIX MONTHS ENDED
                                                                 APRIL 30,             YEAR ENDED OCTOBER 31,
                                                             ------------------    ------------------------------
                                                              1999       1998       1998        1997       1996
                                                             -------    -------    -------    --------    -------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

SUMMARY OF OPERATIONS*
Sales.....................................................    70,935     62,023    131,477      89,782     98,647
Operating income (loss)...................................    24,243     16,207     39,358     (10,838)    20,076
Income (loss) from continuing operations, before
  extraordinary item......................................    15,974      7,672     40,090     (28,287)     9,817
Income (loss) from discontinued operations................     --        (1,487)      (773)   (127,095)   (26,944)
Gain (loss) on disposal of discontinued operations........     --        10,085      9,221      (4,791)     --
Extraordinary item........................................     --         --         --         (3,409)     --
Net income (loss).........................................    15,974     16,270     48,538    (163,582)   (17,127)
Basic earnings (loss) per share
     Continuing operations, before extraordinary item.....      1.40       0.68       3.56       (2.54)       .98
     Discontinued operations..............................     --          0.77        .75      (11.83)     (2.68)
     Extraordinary item...................................     --         --         --           (.31)     --
     Net income (loss)....................................      1.40       1.45       4.31      (14.68)     (1.70)
Average Shares outstanding (in thousands).................    11,410     11,205     11,264      11,144     10,065

OTHER DATA*
Working capital...........................................    52,802    (41,125)    48,509     (76,366)   (65,731)
Total assets..............................................   123,310    129,372    136,578     162,933    340,448
Long-term debt............................................    39,000         25     60,368         222        453
Stockholders' equity (deficit)............................    40,383    (14,453)    23,478     (30,723)   131,136

------------

* Operating results and balance sheet items reflect the segregation of continuing operations from discontinued operations. The 1997 loss from continuing operations included a $15.7 million write-down of an asset held for sale. See Notes 2 and 4 of Notes to Consolidated Financial Statements in Part II, Item 8 of the Company 1998 Annual Report.

     Other Financial Information. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company and its financial performance which is not publicly available. This information included, in May 1999, an updated forecast showing sales of $139.0 million and operating income of $48.0 million for the year ending October 31, 1999. Parent had previously received from the Company a five year forecast showing sales growing from $139.0 million for the year ending October 31, 1999 to $217.5 million for the year ending October 31, 2003, a 56% increase over the period, and operating income growing from $43.5 million for the year ending October 31, 1999 to $64.7 million for the year ending October 31, 2003, an increase of 49% over the period.

     The foregoing information was prepared by the Company solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public Accountants and are included in this Offer to Purchase only because they were furnished to Parent. The foregoing information is 'forward-looking' and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. The Company has advised Parent that although the Company believes the assumptions used in preparing this information were reasonable when made, such assumptions are inherently subject to significant uncertainties and contingencies which are impossible to predict and beyond the Company's control. Accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those reflected in the forecasts described above. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Purchaser, the Company nor their respective financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the forecasts described above. The forecasts have not been adjusted to reflect the effects of the Offer and the Merger.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

     9. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER. Parent, a public limited company incorporated under the laws of England and Wales, is an international aerospace and electronics engineering company. Its businesses consist of avionics, aerospace components, defense systems, electronic components, electronic systems and industrial controls. Parent's ordinary shares are listed on the London Stock Exchange. The principal executive offices of Parent are located at Farrs House, Cowgrove, Wimborne, Dorset BH21 4EL, United Kingdom (telephone no. 011-44-1202-847-847).

     Meggitt International Limited, a direct wholly-owned subsidiary of Parent ('Meggitt International'), is a holding company for non-U.K. subsidiaries of Parent. The principal executive offices of Meggitt International, a private limited company incorporated under the laws of England and Wales, are located at Farrs House, Cowgrove, Wimborne, Dorset BH21 4EL, United Kingdom (telephone no. 011-44-1202-847-847).

     Meggitt-USA, Inc., a direct wholly-owned subsidiary of Meggitt International ('Meggitt-USA'), is a holding company for U.S. subsidiaries of Parent. The principal executive offices of Meggitt-USA, a Delaware corporation, are located at 540 North Commercial Street, Manchester, New Hampshire 03101 (telephone no. 603-669-9971).

     Meggitt America, Inc., a direct wholly-owned subsidiary of Meggitt-USA ('Meggitt America'), holds all of the outstanding capital stock of Purchaser and has no other business activities. The principal executive offices of Meggitt America, a Delaware corporation, are located at 540 North Commercial Street, Manchester, New Hampshire 03101 (telephone no. 603-669-9971).

     Purchaser was incorporated on May 27, 1999 under the laws of the State of Delaware for the purpose of acquiring the Company. The principal executive offices of Purchaser are located at 540 North Commercial Street, Manchester, New Hampshire 03101 (telephone no. 603-669-9971). Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the Merger.

     The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Parent, Meggitt International, Meggitt-USA, Meggitt America and Purchaser are set forth in Schedule I hereto.

     Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted from Parent's consolidated financial statements for the three years ended December 31, 1998 (the 'Parent Financial Statements'). The following summary is qualified in its entirety by reference to the Parent Financial Statements, a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed with the Commission by the Purchaser with respect to the Offer (the 'Schedule 14D-1'). Such document should be available for inspection and copies obtainable in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

     The Parent Financial Statements are presented in pounds sterling and have been prepared in accordance with accounting principles generally accepted in the United Kingdom ('U.K. GAAP'), which, as described below, differ in certain significant respects from accounting principles generally accepted in the United States ('U.S. GAAP').

                                  MEGGITT PLC
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                           YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                 --------------------------------
                                                                                   1998        1997        1996
                                                                                 --------    --------    --------
                                                                                  (POUNDS STERLING IN THOUSANDS,
                                                                                    EXCEPT PER SHARE AMOUNTS)
PROFIT AND LOSS ACCOUNT
SALES.........................................................................    293,901     265,126     256,299
Cost of sales.................................................................   (174,941)   (163,454)   (166,984)
                                                                                 --------    --------    --------
GROSS PROFIT..................................................................    118,960     101,672      89,315
Net operating expenses -- before amortisation of goodwill.....................    (81,133)    (69,102)    (66,156)
                           -- amortisation of goodwill........................       (847)      --          --
Provisions released...........................................................      --          --          2,440
                                                                                 --------    --------    --------
OPERATING PROFIT..............................................................     36,980      32,570      25,599
EXCEPTIONAL ITEMS
     Net profit on disposal of properties.....................................      --            214       --
     Loss on disposal of discontinued operations..............................      --           (827)    (30,749)
     Provisions released......................................................      --            827      31,399
                                                                                 --------    --------    --------
PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST.................................     36,980      32,784      26,249
     Interest payable (net)...................................................     (1,624)     (1,324)     (1,909)
                                                                                 --------    --------    --------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION.................................     35,356      31,460      24,340
     Tax on profit on ordinary activities.....................................    (11,587)    (10,012)     (7,932)
                                                                                 --------    --------    --------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION..................................     23,769      21,448      16,408
     Minority interest -- equity..............................................       (867)       (897)       (564)
                                                                                 --------    --------    --------
PROFIT FOR FINANCIAL YEAR.....................................................     22,902      20,551      15,844
     Dividends................................................................    (11,561)    (10,357)     (9,175)
                                                                                 --------    --------    --------
RETAINED PROFIT FOR THE FINANCIAL YEAR........................................     11,341      10,194       6,669
                                                                                 --------    --------    --------
Earnings per share............................................................       10.3p        9.4p        7.3p
Earnings per share -- IIMR basis..............................................       10.7p        9.3p        7.0p

                                                                                         AT DECEMBER 31,
                                                                                 --------------------------------
                                                                                   1998        1997        1996
                                                                                 --------    --------    --------
                                                                                  (POUNDS STERLING IN THOUSANDS)
BALANCE SHEET
FIXED ASSETS
Goodwill......................................................................     46,376       --          --
Other intangible assets.......................................................      1,883          72         307
Tangible assets...............................................................     53,600      37,906      34,954
Investments...................................................................      7,021       5,998       6,576
                                                                                 --------    --------    --------
                                                                                  108,880      43,976      41,837
CURRENT ASSETS
Stocks........................................................................     54,681      38,375      40,545
Debtors.......................................................................     71,417      68,655      59,375
Cash at bank and in hand......................................................     39,510      40,335      33,948
                                                                                 --------    --------    --------
                                                                                  165,608     147,365     133,868
Creditors -- amounts falling due within one year..............................   (138,206)    (78,174)    (72,945)
                                                                                 --------    --------    --------
NET CURRENT ASSETS............................................................     27,402      69,191      60,923
                                                                                 --------    --------    --------
TOTAL ASSETS LESS CURRENT LIABILITIES.........................................    136,282     113,167     102,760
Creditors -- amounts falling due after more than one year.....................    (41,776)    (37,911)    (36,390)
Provisions for liabilities and charges -- deferred tax........................     (1,678)       (912)       (544)
                                                                                 --------    --------    --------
NET ASSETS....................................................................     92,828      74,344      65,826
                                                                                 --------    --------    --------
CAPITAL AND RESERVES
Called up share capital.......................................................     11,209      10,996      10,915
Share premium account.........................................................     62,269      55,077      53,601
Revaluation reserve...........................................................      1,446       1,465       2,828
Other reserves................................................................     17,904       5,398      (2,618)
                                                                                 --------    --------    --------
SHAREHOLDERS FUNDS -- EQUITY..................................................     92,828      72,936      64,726
Minority interest -- equity...................................................      --          1,408       1,100
                                                                                 --------    --------    --------
                                                                                   92,828      74,344      65,826
                                                                                 --------    --------    --------

     Neither Purchaser nor Parent is subject to the informational filing requirements of the Exchange Act. Accordingly, Parent does not reconcile its consolidated financial information to U.S. GAAP. However, the differences between U.K. GAAP and U.S. GAAP that Parent believes would have a material effect on the Parent Financial Statements are described below.

     Goodwill. Under U.K. GAAP, the policy followed by Parent prior to the introduction of FRS 10 (which is effective for accounting periods ending on or after December 23, 1998 and adopted by the Parent on a prospective basis) was to write-off goodwill against shareholders' funds in the year of acquisition. In accordance with FRS 10 the Parent capitalized goodwill arising from acquisitions made during 1998 and this goodwill is being amortized over 20 years. Under U.S. GAAP, intangibles arising on the acquisition of a business or an equity stake are capitalized and amortized over their useful economic lives.

     Deferred Taxation. Under the U.K. GAAP partial provision method, deferred taxation is only provided for where timing differences are expected to reverse in the foreseeable future. For U.S. GAAP under the liability method, deferred taxation is provided for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates.

     Pensions. Under U.K. GAAP, SSAP 24 permits the use of a range of actuarial methods and assumptions, providing the resulting annual pension expense is a substantially level percentage of current and expected future pensionable payroll. No specific method of amortization of variations from regular cost over the service lives of members is required. U.S. GAAP prescribes an actuarial method (the projected unit credit method) which requires use of best estimates of assumptions based on current market rates and amortization methods which smooth fluctuations in pension costs due to changes in plan asset values and projected benefit obligation arising from actuarial assumption modifications.

     Except as set forth elsewhere in this Offer to Purchase: (i) neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) neither Parent nor Purchaser, nor, to the knowledge of Parent or Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) neither Parent nor Purchaser, nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since November 1, 1995, the commencement of the Company's third full fiscal year preceding the date of this Offer to Purchase, there have been no transactions which would require reporting under the rules and regulations of the Commission between any of Parent or Purchaser or any of their respective subsidiaries or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since November 1, 1995, the commencement of the Company's third full fiscal year preceding the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between either of Parent or Purchaser or any of their respective subsidiaries or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Between June and November 1997, Parent investigated possible acquisitions of the Company's safety business and of a product line of the Company's former electronics business. No agreements were reached.

     In late February 1999, Parent was contacted by one of the Company Financial Advisors to explore Parent's interest in a possible acquisition of the Company.

     On March 10, 1999, Parent executed a confidentiality agreement with one of the Company Financial Advisors on behalf of the Company (the 'Confidentiality Agreement') and Parent was subsequently provided with a confidential information memorandum about the Company.

     On March 30, 1999, Parent submitted a non-binding indication of value in the range of $24-26 per Share in cash and subsequently was invited to carry out additional due diligence.

     Parent was given additional information about the Company and, on several occasions in April and May 1999, visited with the Company's management and toured the Company's facilities.

     On May 24, 1999, Parent submitted a letter to the Company that proposed to offer $27.50 per Share in cash subject to conditions. Parent also commented on the Company's proposed form of merger agreement. On May 25, 1999, Parent's financial advisor, Rothschild Inc., was advised by the Company Financial Advisors that the Company's Board of Directors had reviewed Parent's and other proposals and Parent was urged to increase its price and modify certain other terms of its proposal.

     On May 26, 1999, Parent submitted a letter to the Company revising its proposal to increase its proposed offer price to $28 per Share and waive its financing condition.

     Between May 27 and June 8, 1999, Parent, Rothschild Inc. and Parent's counsel, Weil, Gotshal & Manges LLP, negotiated the terms of the Merger Agreement with the Company Financial Advisors and the Company's counsel, Davis Polk & Wardwell. On June 4, 1999, after such negotiations were substantially completed, Parent and the Company entered into a letter agreement pursuant to which Parent agreed to take certain preliminary steps in accordance with U.K. market practice regarding the Rights Issue described in Section 12 below and the Company agreed that, prior to 8:00 a.m. London time on June 9, 1999, it would not solicit any Acquisition Proposals (as defined), furnish information to or participate in discussions or negotiations with any person that had made or indicated an interest in making an Acquisition Proposal or enter into any preliminary or definitive agreement relating to an Acquisition Proposal.

     The Merger Agreement was approved by the Boards of Directors of Parent and the Company on June 8, 1999 and signed and delivered prior to public announcement of the Rights Issue in London at approximately 7:30 a.m. London time on June 9, 1999. The Merger Agreement was publicly announced in the U.S. prior to the opening of business, New York time, on June 9, 1999.

     Concurrently with the Merger Agreement becoming effective, Joseph F. Alibrandi, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, delivered a letter to Parent in which he agreed to tender pursuant to the Offer all of the Shares and Preferred Shares held by him as of the commencement of the Offer.

     On June 15, 1999, Purchaser commenced the Offer.

     11. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT AND OTHER AGREEMENTS; OTHER MATTERS. The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

     The Offer and the Merger are intended to enhance Parent's strategy of increasing its focus in aerospace and electronics by exploiting niche markets where product definition and market positioning are strong.

     Parent intends, as soon as possible after consummation of the Offer and in accordance with the Merger Agreement, to obtain majority representation on the Company's Board of Directors. Following the Merger, the Board of Directors of the Surviving Corporation will be substantially reduced.

     Operationally, the Company's two divisions, safety and controls, fit into two of Parent's strategic business units. In the period immediately following the Merger, the Company's two divisions will report directly to Parent's chief executive. Subsequently, the Company's safety division will be incorporated into Parent's avionics business unit and the existing Company management will be retained to manage the business. Following the combination of the Company's controls division and Parent's aerospace components business unit, the combined entity will be managed by a combination of existing Company and Parent aerospace components management.

     Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of assets, involving the Company or any of its subsidiaries or any other material changes in the Company's capitalization, dividend policy, corporate structure or business.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     General. The Merger Agreement provides for the commencement of the Offer, upon the terms and subject to the conditions set forth therein, and further provides for the consummation of the Merger following the satisfaction or waiver, if permitted by applicable law, of the conditions set forth in the Merger Agreement.

     In the Merger Agreement, the Company consented to the Offer and represented that its Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders,
(ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the DGCL, and
(iii) resolved (subject to the provision described in the second paragraph of 'Other Proposals' below) to recommend that the Company's stockholders accept the Offer and approve and adopt the Merger Agreement and the Merger. The Company also represented that its Board of Directors had received the written opinions of the Company Financial Advisors, each dated the date of the Merger Agreement, that the consideration to be paid in the Offer and Merger is fair to the Company's stockholders from a financial point of view.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with the Company at the Effective Time. Following the Merger, the separate corporate existences of Purchaser and the Company will cease and the Surviving Corporation will succeed to and assume all the rights and obligations of Purchaser and the Company in accordance with the DGCL.

     At the Effective Time, each Share and each Preferred Share outstanding immediately prior to the Effective Time (other than those held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective Time, all of which will be cancelled, and dissenting Shares, if any) will, by virtue of the Merger, be converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the certificates representing such Shares or Preferred Shares.

     Subject to the terms and conditions in the Merger Agreement, (a) if approval of the stockholders of the Company is required under the DGCL, a Certificate of Merger shall be duly filed with the Secretary of State of the State of Delaware as soon as practicable after obtaining such stockholder approval, or (b) if such stockholder approval is not required to be obtained in order to consummate the Merger, a Certificate of Ownership and Merger shall be duly filed with the Secretary of State of the State of Delaware as soon as practicable after the expiration of the Offer. If a stockholder vote is required in connection with the Merger, Parent has agreed to cause all Shares owned by Parent, Purchaser and their affiliates to be voted in favor of the Merger. If Purchaser and/or Parent and its affiliates are the owners of at least 90% of the outstanding shares of each class of stock following the Offer or otherwise, the Merger will be consummated without a meeting or vote of stockholders in accordance with the 'short-form' merger provisions of Section 253 of the DGCL.

     Stock Option Plans. The Merger Agreement provides that at, or immediately prior to the Effective Time, each employee and director stock option to purchase Shares outstanding under any employee or director stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, will be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option, an amount in cash equal to (i) the product of (A) the excess, if any, of the Share Price over the applicable exercise price of such option and (B) the number of Shares each holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time minus (ii) the amount of any applicable withholding tax.

     Prior to the Effective Time, to the extent required to effect the transactions contemplated by the Merger Agreement, the Company has agreed to take any actions necessary with respect to its stock option or compensation plans or arrangements, including if applicable making amendments to the terms of such stock option or compensation plans or arrangements.

     Employee Benefits. Following the Effective Time, Parent will, or will cause the Surviving Corporation to (i) honor all obligations under the employment agreements of the Company and (ii) pay all benefits (including any vacation, personal or sick days) accrued through the Effective Time under employee benefit plans, programs, policies and arrangements of the Company (including any rabbi trust agreement) in accordance with the terms thereof. Parent has also agreed to provide, or cause the Surviving Corporation to provide, employees of the Company or any of its subsidiaries as of the Effective Time (the 'Continuing Employees') for a period of not less than one year following the Effective Time with compensation and benefits which, in the aggregate, are not less favorable than either the compensation and benefits provided to such employees immediately prior to the Effective Time or the compensation and benefits provided to similarly situated employees of Parent or any affiliate of Parent. Parent, however, has the right to terminate the employment of any Continuing Employee following the Effective Time, provided however that for a period of one year following the Effective Time, Parent will, or will cause the Surviving Corporation to, establish and maintain a plan to provide severance and termination benefits to all Continuing Employees which are no less favorable than the severance and termination benefits provided under the Company's plans and arrangements in effect as of the date of the Merger Agreement as disclosed to Parent in writing prior to the date hereof. With respect to medical benefits provided to Continuing Employees after the Effective Time, Parent agrees that it will, or it will cause the Surviving Corporation and its subsidiaries to, waive waiting periods and pre-existing condition requirements (to the extent waived under the Company's plans), and will give Continuing Employees credit for any copayments and deductibles actually paid by such employees under the Company's medical plans during the calendar year in which the Effective Time occurs. In addition, service with the Company shall be recognized for purposes of eligibility under the welfare plan in which Continuing Employees participate as well as for purposes of the programs or policies for vacation pay and sick pay in which Continuing Employees participate.

     Board Representation; Amendments and Waivers. The Merger Agreement provides that upon Purchaser's acceptance for payment pursuant to the Offer of a number of Shares and Preferred Shares that satisfies the Minimum Condition, Parent shall be entitled, subject to Section 14(f) of the Exchange Act, to designate the number of directors, rounded up to the nearest whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares beneficially owned by Parent bears to the total number of Shares outstanding on a fully diluted basis, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (i) each committee of the Board of Directors of the Company and (ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Notwithstanding the foregoing, Parent and the Company will use their reasonable efforts to ensure that at least two members of the Company's Board of Directors as of the date of the Merger Agreement who are not employees of the Company ('Continuing Directors') will remain members of the Company's Board of Directors until the Effective Time.

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and signed, in the case of any amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective.

However, following the election or appointment of Parent's designees to the Company's Board of Directors until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Company's Board of Directors, any extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser and any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the Company's benefit (including, with respect to the Offer, any waiver of the Minimum Condition, any change in the form of or decrease in the consideration per Share or Preferred Share, any decrease in the number of Shares or Preferred Shares sought or the imposition of any additional conditions).

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, (i) representations and warranties by the Company as to corporate existence and power, authority relative to the Merger Agreement and the transactions contemplated thereby, governmental consents and approvals, non-contravention, capitalization, public filings, financial statements, information supplied, absence of certain changes or undisclosed material liabilities, litigation, taxes, employee benefit and labor matters, compliance with applicable laws, finders' fees, environmental matters, antitakeover statutes and the Rights Agreement, intellectual property, the Year 2000 issue, properties and defaults under contracts, and (ii) representations and warranties by Parent (with respect to itself and Purchaser) as to corporate existence and power, authority relative to the Merger Agreement and the transactions contemplated thereby, governmental consents and approvals, non-contravention, information supplied, finders' fees and financing agreements.

     Conduct of Business Until the Merger. The Merger Agreement provides that, the Company will, and will cause its subsidiaries to, carry on their respective business in the ordinary course consistent with past practices and use all reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their current officers and employees. The Merger Agreement further provides that, without limiting the generality of the foregoing, (a) the Company will not adopt or propose any change in its certificate of incorporation or any material change in its bylaws; (b) the Company will not, and will not permit any of its subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its subsidiaries (other than a liquidation or dissolution of any such subsidiary, a merger or consolidation between wholly-owned subsidiaries of the Company or of any such wholly-owned subsidiary into the Company); (c) the Company will not, and will not permit any of its subsidiaries to, make any equity investment in or acquisition of any business of any person or any material amount of assets, except (i) for any capital expenditure permitted by the Merger Agreement, (ii) for equity investment in any wholly-owned subsidiary of the Company or (iii) in the ordinary course of business consistent with past practices; (d) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any assets in an amount that would be material to the Company and its subsidiaries, taken as a whole, except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practices; (e) the Company will not, and will not permit any of its subsidiaries to, declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than
(i) dividends or other distributions paid by any of its subsidiaries to the Company or any other subsidiary of the Company and (ii) dividends payable in accordance with the terms of the Preferred Shares; (f) the Company will not, and will not permit any of its subsidiaries to, issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its subsidiaries other than (i) issuances pursuant to the exercise of options under the Option Plans outstanding on the date of the Merger Agreement, (ii) issuances pursuant to the conversion of the Preferred Shares and the Convertible Notes outstanding on the date of the Merger Agreement and (iii) issuances by any of its subsidiaries to the Company or any other subsidiary of the Company; (g) the Company will not, and will not permit any of its subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock; (h) the Company will not, and will not permit any of its subsidiaries to, make or commit to make any capital expenditure, except in the ordinary course of business or pursuant to the 1999 budget made available to Parent; (i) the Company will not, and will not permit any of its subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice, and except for obligations of the wholly-owned subsidiaries of the Company; (iii) make any loans, advances or capital contributions to, or investment in, any other person, except in the ordinary course of business consistent with past practice and except to wholly owned subsidiaries of the Company or to the Company; (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien (as defined in the Merger Agreement) thereupon, except in the ordinary course of business consistent with past practice; (j) except as may be required by law or as contemplated by the Merger Agreement or as required by existing agreements or arrangements, the Company will not, and will not permit any of its subsidiaries to, increase in any manner the compensation or benefits under the Benefit Plans (as defined in the Merger Agreement) of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock appreciation rights or performance units), in each case other than in the ordinary course of business consistent with past practice; (k) the Company will not, and will not permit any of its subsidiaries to, enter into any material contract, agreement, commitment or transaction, other than in the ordinary course of business consistent with past practice; (l) except as may be required as a result of a change in law or in U.S. GAAP, the Company will not, and will not permit its subsidiaries to, change materially any of the accounting principles or practices used by it; (m) the Company will not, and will not permit any of its subsidiaries to, revalue any material assets (including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable) other than in the ordinary course of business consistent with past practice or as required by U.S. GAAP; (n) the Company will not, and will not permit any of its subsidiaries to, make or revoke any tax election, or settle or compromise any tax liability, or change any material aspect of its method of tax accounting, in each case other than in the ordinary course of business consistent with past practice; (o) the Company will not, and will not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (p) the Company will not, and will not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action or claim relating the transactions contemplated hereby; (q) the Company will not, and will not permit any of its subsidiaries to, enter into any agreement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic areas; (r) the Company will not, and will not permit any of its subsidiaries to, agree or commit to do any of the foregoing; and (s) the Company will not, and will not permit any of its subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

     Other Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries, affiliates or representatives, to directly or indirectly, (1) take any action to solicit, initiate or encourage any offer or proposal for a merger or other business combination transaction involving the acquisition of all or a material portion of the equity interest in, or all or a material portion of the assets of, the Company and its subsidiaries, other than transactions contemplated by the Merger Agreement (an 'Acquisition Proposal'), or (2) furnish information to or participate in any discussions or negotiations with any person that has made or indicated an interest in making an Acquisition Proposal; provided, however, that nothing prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person that has made an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the acceptance for payment of Shares pursuant to the Offer shall not have occurred, (B) the Board of Directors of the

Company, based on advice of outside legal counsel, determines in good faith that failure to take such action would present a reasonable probability of violating its fiduciary duties under applicable law, and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement between Parent and the Company. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such Person, the Company shall notify Parent of any such Acquisition Proposal (including, without limitation, the material terms and conditions thereof and of the identity of the person making it) as promptly as practicable (but in no case later than one business day) after its receipt thereof, and shall thereafter inform Parent on a prompt basis of the status of any discussion or negotiations with such third party and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. The Merger Agreement further provides that the Company will, and will cause its subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of the Merger Agreement with any parties with respect to any Acquisition Proposal. In addition, the Merger Agreement provides that nothing contained therein prevents the Board of Directors of the Company from complying with Rule 14e-1 under the Exchange Act with respect to any Acquisition Proposal.

     The Merger Agreement also provides that the Board of Directors of the Company may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger unless the Board of Directors of the Company, based on advice of its outside legal counsel, determines in good faith that failure to do so would present a reasonable probability of violating its fiduciary duties under applicable law; provided, however, the Board of Directors of the Company may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger) an Acquisition Proposal unless (i) the Company has complied with the provisions described in this and the preceding paragraph, including, without limitation, the requirement that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) the Acquisition Proposal is a Superior Proposal and (iii) it determines in good faith (based on advice of its outside legal counsel) that the failure to do so would present a reasonable probability of violating its fiduciary duties under applicable law. For purposes of the Merger Agreement, 'Superior Proposal' means any Acquisition Proposal (A) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Company and its subsidiaries and (B) with respect to which the Board of Directors of the Company
(x) determines in good faith that such proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and (y) believes in good faith, based on the advice of its financial advisors, that such proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger.

     Conditions of the Merger. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of the following conditions: (a) if required by the DGCL, the Merger Agreement shall have been approved and adopted by the stockholders of the Company in accordance with such Law; (b) no provision of any applicable U.S. or U.K. law or regulation and no judgment, injunction, order or decree of a U.S. or U.K. court of competent jurisdiction shall prohibit or enjoin the consummation of the Merger; and (c) Purchaser shall have purchased Shares or Preferred Shares pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of the Company or Parent: (1) by mutual written agreement of the Company and Parent; (2) by either the Company or Parent, (a) if the Offer has not been consummated on or before the 60th U.S. business day after commencement of the Offer (or, if the period of time for any applicable review process under the Exon-Florio Act has not expired by such date, then the date on which the Exon-Florio Act review process is completed), provided that the right to terminate the Merger Agreement under this clause

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
shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by such time; or
(b) if consummation of the Merger would violate or be prohibited by any U.S. or U.K. law or regulation or if any injunction, judgment, order or decree of a U.S. or U.K. court of competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such injunction, judgment, order or decree shall become final and nonappealable; (3) by Parent, if prior to the purchase of any Shares pursuant to the Offer, (a) the Board of Directors of the Company shall have failed to recommend or withdrawn or materially modified in a manner adverse to Parent its approval or recommendation of the Offer and the Merger, or (b) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement with respect to any Superior Proposal; or (4) by the Company, if, prior to purchase of any Shares pursuant to the Offer, (a) the Company notifies Parent in writing that it intends to enter into an agreement with respect to a Superior Proposal; (b) Parent does not make, within one business day after receipt of the Company's notification pursuant to clause (a), an offer that the Board of Directors of the Company determines, in good faith based on the advice of its financial advisors, is at least as favorable to the Company's stockholders as the Superior Proposal and (c) prior to or simultaneously with such termination, the Company makes payment to Parent of the amounts payable as described under 'Fees and Expenses' below.

     In the event the Merger Agreement is terminated by either the Company or Parent, the Merger Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Purchaser or the Company except with respect to certain specified provisions (including the provisions described below under 'Fees and Expenses' and in the Confidentiality Agreement (described below)) and except to the extent that such termination results from the willful breach by a party to the Merger Agreement.

     Fees and Expenses. The Company has agreed to pay to Parent an amount equal to (i) $6.5 million prior to or simultaneously with the termination of the Merger Agreement as a result of the occurrence of any of the events described in clauses 3(a), 3(b) or 4 of the first paragraph under 'Termination of the Merger Agreement' above (the 'Specified Clauses'); and (ii) Parent's and Purchaser's actual and reasonable out-of-pocket expenses incurred by Parent or Purchaser in connection with the Merger Agreement and the transactions contemplated thereby, promptly upon receipt of reasonable documentation of such expenses, in connection with the termination of the Merger Agreement as a result of the occurrence of any of the following events: (A) any of the events set forth in the Specified Clauses, (B) the Minimum Condition not having been met by the expiration of the Offer as extended pursuant to the Merger Agreement or (C) condition (c) set forth in Section 14 of this Offer to Purchase not having been met as a result of a breach by the Company of its representations and warranties set forth in the Merger Agreement provided that such breach existed as of the date of the Merger Agreement; and further provided in the case of each of (B) and (C) that all of the other conditions set forth in Section 14 of this Offer to Purchase shall have been satisfied (but for those conditions which are not satisfied in the case of clause (C) due to or resulting from the facts constituting such breach) and Parent and Purchaser are not in material breach of any of their representations and warranties or covenants set forth in the Merger Agreement.

     Except as described in the preceding paragraph, the Merger Agreement provides that each party will pay its own fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.

     Indemnification and Insurance. The Merger Agreement provides that Parent will indemnify each person who is at the date of the Merger Agreement, or who has previously been, a director, officer or manager of the Company or of any of its subsidiaries, to the fullest extent permitted by law, with respect to liabilities based on or arising out of any facts or circumstances occurring at or prior to the Effective Time. In addition, the Merger Agreement provides that Parent will cause the Surviving Corporation and any of its subsidiaries to maintain in effect for a period of six years provisions in its certificate of incorporation and by-laws with respect to indemnification and exculpation with respect to facts or circumstances occurring at or prior to the Effective Time to the extent set forth in the Company's certificate of incorporation and by-laws on the date of the Merger Agreement (provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time).

     The Merger Agreement further provides that Parent will, or will cause the Surviving Corporation to, maintain for a period of six years from the Effective Time the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date of the Merger Agreement (although Parent may substitute therefor policies having terms no less advantageous to the persons currently covered than the terms of such existing insurance coverage) with respect to facts or circumstances occurring at or prior to the Effective Time; provided, however, that in no event will Parent be required to expend in any one year an amount in excess of 200% of the annual premiums paid by the Company as of the date of the Merger Agreement for such insurance; and provided, further that, if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

CONFIDENTIALITY AGREEMENT

     The following is a summary of the material provisions of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and incorporated herein by reference. The Confidentiality Agreement may be examined, and copies obtained, as set forth in
Section 8 of this Offer to Purchase.

     Pursuant to the Confidentiality Agreement, Parent agreed to provide, among other things, for the confidential treatment of discussions with the Company regarding a possible transaction and the exchange of certain confidential information concerning the Company. Parent further agreed that for a period of two years from the date the Confidentiality Agreement was entered into by Parent, Parent would not, without the prior written approval of the Company's Board of Directors, (a) acquire or make any proposal to acquire any securities or property of the Company, (b) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (c) participate in any solicitations of proxies with respect to the voting of any securities of the Company, (d) participate in a 'group' (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (e) seek to control or influence the management, Board of Directors of the Company or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (g) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

OTHER AGREEMENTS

     See Section 1 for a summary of the material terms of an agreement by Mr. Joseph F. Alibrandi to tender pursuant to the Offer Shares and Preferred Shares held by him and see Section 10 for a summary of the material terms of an agreement between the Company and Parent entered into on June 4, 1999. Such summaries are qualified in their entirety by reference to the full text of these agreements filed with the Commission as exhibits to the Schedule 14D-1 and incorporated herein by reference. Such agreements may be examined, and copies obtained, as set forth in Section 8.

OTHER MATTERS

     Statutory Requirements. In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the Board of Directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified areas and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all of the outstanding shares of stock entitled to vote on such matter. Assuming that the number of Shares outstanding on a fully-diluted basis does not increase from the number outstanding on June 4, 1999 and that the Minimum Condition is satisfied, upon consummation of the Offer Purchaser would own sufficient Shares to enable it to satisfy the stockholder approval requirement to approve the Merger. Purchaser intends to seek to consummate the Merger with the Company as promptly as practicable after consummation of the Offer.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share or Preferred Share pursuant to the Offer or the consideration per Share or Preferred Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     'Going Private' Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain 'going private' transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

     12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $391 million. Parent intends to obtain the funds required by it as follows: approximately `L'78 million (approximately $125 million) from the net proceeds of the Rights Issue described below and the balance from the proceeds of the Facility Agreement described below.

     The following are summaries of the material terms of the Parent Underwriting Agreement and the Facility Agreement and are qualified in their entirety by reference to such agreements, which are incorporated by reference and copies of which have been filed with the Commission as exhibits to the
Schedule 14D-1. Such agreements may be examined, and copies thereof may be obtained as set forth in Section 8 above.

     The Rights Issue. On June 9, 1999, Parent announced an offer to qualifying shareholders of Parent (the 'Rights Issue') of 49,946,108 units of redeemable convertible unsecured loan stock (the 'Stock Units') by Meggitt Funding Limited, a wholly-owned subsidiary of Parent, at a price of 160p per Stock Unit on the basis of two Stock Units for every nine existing ordinary shares of Parent. Subject to approval by Parent's shareholders of the acquisition of the Company on the terms and conditions set forth in the Merger Agreement, upon completion of the Offer, the Stock Units will be convertible into a total of 49,946,108 new ordinary shares of Parent (representing approximately 18.2% of the issued ordinary share capital of Parent as enlarged by the Rights Issue) on the basis of one new ordinary share for each Stock Unit. The Rights Issue is not being made in the United States or in certain other jurisdictions.

     On June 9, 1999, Parent, Meggitt Funding Limited and N M Rothschild & Sons Limited (the 'Underwriter'), an affiliate of the Dealer Manager, entered into an underwriting agreement (the 'Parent Underwriting Agreement') under which the Underwriter has agreed to procure subscribers for the Stock Units and, to the extent it fails to do so, to subscribe for any Stock Units not taken up under the Rights Issue.

     The Facility Agreement. On June 9, 1999, Parent entered into a Term and Revolving Credit Facility (the 'Facility Agreement') with Barclays Capital and HSBC Investment Bank plc, as arrangers, and the banks identified therein (collectively the 'Banks'). Under the Facility Agreement, the Banks have agreed to grant to Parent a term loan, a revolving credit and bills of exchange facility and a 364 day revolving credit facility, in each case subject to the terms and conditions set forth in the Facility Agreement. All the facilities are multi-currency. The term loan is in an amount of $250 million and will be used, inter alia, to partially finance the Offer and the Merger. The term loan will remain available for drawing until and including the date falling 180 days after signing of the Facility Agreement. The term loan will be repayable in five annual tranches with the first repayment to occur on the first anniversary of the signing of the Facility Agreement and the final repayment to be made on the fifth anniversary of the signing date of the Facility Agreement. The revolving credit and bills of exchange facility is in the amount of $180 million and is to be used for general long term corporate purposes (including costs and expenses in connection with the Merger, the refinancing of existing indebtedness of Parent and the Company and funding capital expenditure and other minor acquisitions by Parent). The revolving credit and bills of exchange facility will remain available for drawing on a fully revolving basis until the fifth anniversary of the signing date of the Facility Agreement at which date it will be repayable in full. The 364 day revolving credit facility is in the amount of $100 million and is to be used for refinancing existing indebtedness and for general short term corporate purposes. The 364 day revolving credit facility shall be available for drawing on a fully revolving basis for 364 days from the signing date of the Facility Agreement and shall be repayable in full on the date which is 364 days after the signing date of the Facility Agreement except where Parent has elected to convert the facility into a fixed term borrowing, in which case it will be repaid in full after the expiration of the fixed term (up to a maximum of 18 months after the signing date of the Facility Agreement). Interest will be charged on advances made under the term loan, revolving credit and bills of exchange facility and the 364 day revolving credit facility at a rate equal to LIBOR plus the applicable margin. The applicable margin for the term loan and revolving credit and bills of exchange facility is 0.65% and for the 364 day revolving credit facility is 0.40%. The facilities are unsecured but will be guaranteed by Meggitt-USA and, upon completion of the Merger and to the extent permissible, the Company. The Facility Agreement contains certain representations, warranties, covenants and undertakings and borrowings thereunder are subject to certain customary conditions. Although no such arrangements have been made, Parent presently expects that it will repay the Facility Agreement partly from cash generated from operations and partly from the proceeds of refinancings.

     13. DIVIDENDS AND DISTRIBUTIONS. In the Merger Agreement, the Company has agreed not to (i) take any action to cause its representation as to capitalization to be inaccurate in any material respect, (ii) redeem, purchase or otherwise acquire directly or indirectly any capital stock or (iii) issue or sell additional Shares (other than issuances of Shares pursuant to the exercise of options under the Option Plans, or issuances pursuant to the conversion of the Preferred Shares and the Convertible Notes), or any shares of any other class of capital stock, or any securities convertible into or exchangeable for, or rights, warrants or options, of any kind, to acquire, any capital stock.

     If, on or after the date of the Merger Agreement, the Company declares or pays any dividend on the Shares or Preferred Shares (other than dividends payable in accordance with the terms of the Preferred Shares) or any distribution (including, without limitation, the issuance of additional Shares or Preferred Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares or Preferred Shares purchased pursuant to the Offer, and if Shares or Preferred Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share and per Preferred Share payable by Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or right to be received by the tendering stockholders shall (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance, proceeds or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares or Preferred Shares, and may, subject to the terms of the Merger Agreement (which, inter alia, requires Purchaser to extend the Offer for certain additional periods as described above if the conditions have not been satisfied), terminate the Offer, if (i) at the Expiration Date, (A) the Minimum Condition has not been satisfied, (B) the applicable waiting periods under the HSR Act shall not have expired or been terminated, (C) the period of time for any applicable review process under the Exon-Florio Act shall not have expired or the President of the United States shall have made a determination to block or prevent the consummation of the Offer or the Merger or (D) the Merger Agreement and the transactions contemplated by the Merger Agreement shall not have been approved by the holders of the ordinary shares of Parent, or (ii) at any time on or after June 9, 1999 and prior to the acceptance for payment of Shares or Preferred Shares, any of the following conditions exist:

          (a) there shall be (i) pending any suit, action or proceeding before a U.S. or U.K. court of competent jurisdiction, or (ii) threatened any suit, action or proceeding by any U.S. or U.K. governmental agency, in each case, that is reasonably likely to have a material adverse effect on the Company, or, as a result of the transactions contemplated by the Merger Agreement, on Parent; or

          (b) there shall be any U.S. or U.K. statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act and the review process under the Exon-Florio Act, that is reasonably likely to have a material adverse effect on the Company or, as a result of the transactions contemplated by the Merger Agreement, on Parent; or

          (c) (i) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate (without giving effect to any limitation as to 'materiality' or 'material adverse effect' set forth therein) as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or (ii) the Company shall have failed to perform or comply with any of its obligations, agreements or covenants required by the Merger Agreement, except where the failure of such representations and warranties to be true and accurate or the failure to perform or comply with such covenants, individually or in the aggregate, do not have and are not reasonably likely to have a material adverse effect (as defined in the Merger Agreement) on the Company; or

          (d) there shall have occurred (i) any general suspension of trading in, or limitation of prices for, securities on the NYSE or the London Stock Exchange, for a period in excess of three days (excluding suspensions or limitations resulting solely from physical damage or interferences with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom (whether or not mandatory), or (iii) any decline in either the Dow Jones Industrial Average, the Standard & Poor's Index of 500 Industrial Companies or Financial Times Stock Exchange 100 by an amount in excess of 30% measured from the close of business on the date of the Merger Agreement; or

          (e) the Merger Agreement shall have been terminated in accordance with its terms.

     The Merger Agreement defines 'material adverse effect' with respect to any person as a material adverse effect on the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) the

Merger Agreement or the transactions contemplated thereby, (ii) changes or conditions affecting the commercial or military aerospace industries generally or (iii) changes in economic, regulatory or political conditions generally.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed on ongoing right which may be asserted at any time and from time to time.

     15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as described in Section 14 or this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares or Preferred Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares or Preferred Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under 'State Antitakeover Statutes.' While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares or Preferred Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares and Preferred Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     Federal Reserve Board Regulations. Regulations G, U and X (the 'Margin Regulations') of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing of the Offer will be in full compliance with the Margin Regulations.

     State Antitakeover Statues. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a 'Business Combination' (defined as a variety of transactions, including mergers) with an 'Interested Stockholder' (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. In the Merger Agreement the Company has represented that, by virtue of the approval of the Company's Board of Directors, the provisions of Section 203 of the DGCL are not applicable to the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

     A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive officers or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the 'Supreme Court') invalidated on constitutional grounds the Illinois

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
Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the State and were incorporated there.

     Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulations. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares or Preferred Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares or Preferred Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'Antitrust Division') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied.

     On June 14, 1999, Parent and the Company filed their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on June 29, 1999, unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Therefore, any waiting period may be extended only with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The relevant governmental agency may also seek to prevent the consummation of the transaction as discussed below. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares or Preferred Shares pursuant to the Offer or otherwise seeking divestiture of Shares or Preferred Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares or Preferred Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     As used in this Offer to Purchase, 'Antitrust Laws' shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     Exon-Florio Act. The Exon-Florio Act applies to all acquisitions proposed or pending on or after August 23, 1988 by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The Exon-Florio Act empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigation, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security.

     The President has designated the Committee on Foreign Investment in the United States ('CFIUS') as the agency authorized under the Exon-Florio Act to receive notices and other information and to conduct a review process which consists of a determination whether an investigation should be undertaken and making any such investigation. Any determination by CFIUS that an investigation is called for must be made within thirty days after its acceptance of written notification concerning a proposed transaction. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within forty-five days after such determination. Upon completion or termination of any such investigation, CFIUS must report to the President and present its recommendation. The President then has fifteen days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief. In order for the President to exercise his authority to suspend or prohibit a proposed transaction, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security and (ii) that provisions of law other than the Exon-Florio Act and the International Emergency Economic Powers Act do not in the President's judgment provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. Such findings are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Act. The Exon-Florio Act does not obligate the parties to a proposed acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted to CFIUS, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Act, unless it is determined that CFIUS does not have jurisdiction over the transaction.

     On June 11, 1999, Purchaser and the Company made a filing under the Exon-Florio Act. There can be no assurance that CFIUS will not determine to conduct an investigation of the proposed acquisition of the Company and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. If the results of such investigation are adverse to Purchaser, Purchaser is not obligated to accept for payment or pay for any Shares or Preferred Shares tendered pursuant to the Offer.

     16. CERTAIN FEES AND EXPENSES. Rothschild Inc. is acting as Dealer Manager in connection with the Offer and as financial advisor to Purchaser and Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Rothschild Inc. for its services a cash fee equal to .85% of the aggregate consideration paid or payable by Parent to the Company and its stockholders (including any assumption of indebtedness) in connection with the acquisition of the Company through, among other things, the purchase of a majority of its capital stock or a merger. Such fee, which will amount to approximately $3.2 million based on the Merger Consideration, will be payable upon the consummation of the Merger. Parent also agreed to pay Rothschild Inc. a retainer fee of $50,000 and a fee of $200,000 upon execution of the Merger Agreement which will be offset against the fee payable upon consummation of the Merger. Parent has agreed to pay Rothschild Inc. a fee of $250,000 in the event the Company is required to pay Parent a fee upon termination of the Merger Agreement. In addition, Parent has agreed to reimburse Rothschild Inc. for its reasonable out-of-pocket expenses (including the fees and disbursements of legal counsel) incurred in connection with the proposed acquisition and to indemnify Rothschild Inc. against certain liabilities and expenses in connection with the proposed acquisition, including liabilities under the federal securities laws. Rothschild Inc. and its affiliates have from time to time rendered, and continue to render, various investment banking services to Parent and its affiliates for which they are paid customary fees. In connection with the Rights Issue, Parent has agreed to pay the Underwriter, an affiliate of Rothschild Inc., fees totalling approximately `L'550,000 (subject to reduction to the extent notified by the Underwriter to Parent). In the ordinary course of its business, Rothschild Inc. and their affiliates may actively trade in the Shares for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in the Shares.

     Innisfree M&A Incorporated has been retained by Purchaser as information agent (the 'Information Agent') in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. The Information Agent will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition, ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

     17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                          MEGGITT PLC
                                          MEGGITT ACQUISITION INC.

June 15, 1999

                                   SCHEDULE I
        DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, CERTAIN SUBSIDIARIES
                                 AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     Set forth below are the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive (an executive director of a U.K. company has the function of both a director and executive officer) and non-executive director of Parent. The business address of each such person is c/o Parent, and such person is a citizen of the United Kingdom.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                 FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------------------------------------------------------
Sir Donald M. Spiers CB TD.........................  Non-Executive Chairman. He spent many years in the Ministry of Defence including Controller of Establishments, Research and Nuclear Programmes and, from 1989 to 1994, Controller of
                                                     Aircraft responsible for the procurement of all aircraft for the UK Armed Forces. He was appointed to the Board in
                                                     February 1995 and became Chairman on May 1, 1998. He is a
                                                     director of: The Air League (since September 1, 1994);
                                                     Wrightson Wood Associates Limited (since October 1, 1994);
                                                     Computing Devices Company Limited (since October 28, 1994);
                                                     Aeronautical Trusts Limited (since June 9, 1997); E.H.
                                                     Industries Limited (since January 1, 1998); Aeronautical
                                                     Trading Limited (since June 8, 1998); Messier-Dowty
                                                     International Limited (since September 1, 1998); TAG Aviation
                                                     Group (UK) Limited (since March 2, 1999); and TAG Farnborough
                                                     Airport Limited (since March 2, 1999). He was a director of:
                                                     Aeronautical Trusts Limited (up until May 22, 1995); British
                                                     Aerospace Defence Systems Limited (up until April 15, 1998);
                                                     and Smiths Industries Aerospace & Defence Systems Limited (up
                                                     until July 30, 1998).
Michael A. Stacey..................................  Chief Executive. He joined Parent in 1990 following a career with Lucas Industries where he held a number of senior
                                                     positions culminating in the position of Managing Director,
                                                     Lucas Aerospace UK. He was appointed Chief Executive of
                                                     Parent in November 1995. He is a Fellow of the Royal
                                                     Aeronautical Society. He is a director of: Phoenix Travel
                                                     (Dorset) Limited (since July 4, 1994); Dorset Chamber of
                                                     Commerce and Industry (since October 8, 1996); The Society of
                                                     British Aerospace Companies Limited (since November 20,
                                                     1996); Dorset Training & Enterprise Council (since July 20,
                                                     1998); Sidlaw Group PLC (since November 25, 1998); and Vitec
                                                     Group PLC (since February 1, 1999). He was a director of APW
                                                     Enclosure Systems PLC (up until September 30, 1998).

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                 FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------------------------------------------------------
Sir Alan G. Cox CBE................................  Non-Executive Director. He was appointed to the Board in May
                                                     1996. He is a Chartered Accountant and was previously Chief
                                                     Executive of ASW Holdings PLC until August 23, 1996. He is a director of: Jolly Music Limited (since November 20, 1992);
                                                     The Morgan Crucible Company PLC (since January 27, 1995);
                                                     Wales Millennium Centre (since August 30, 1996); and Wales
                                                     Millennium Centre (Theatre) Limited (since April 8, 1999). He was a director of: Allied Steel Ltd (up until August 23,
                                                     1996); ASW Cardiff Limited (up until August 23, 1996); ASW
                                                     Ltd (up until March 23, 1996); Johnson & Nephew (Mill Street)
                                                     Ltd (up until August 23, 1996); Allied Design and Management
                                                     Services Ltd (up until August 23, 1996); and ASW Holdings PLC
                                                     (up until August 23, 1996).
Douglas B. Gemmell.................................  Executive Director. He joined Parent in 1992 as Managing
                                                     Director of the Avionics business. He has over 40 years'
                                                     experience in the avionics and computer industries which
                                                     included the position of general manager of the Cheltenham site of Smiths Aviation Division. He was appointed to the
                                                     Board in October 1997.
Eric J. Lewis......................................  Executive Director. He joined Parent in 1991 and progressed to the position of Managing Director of the Aerospace
                                                     Components business. He was appointed to the Board on
                                                     January 5, 1999. Prior to joining Parent he held a number of senior operational positions at AB Electronics and Lucas
                                                     Industries.
The Rt Hon Sir Richard F. Needham..................  Non-Executive Director. He was appointed to the Board in
                                                     December 1997. He was a Member of Parliament for 18 years
                                                     until 1995. Ten of those years were spent as a Minister
                                                     firstly in Northern Ireland where he became Minister for the
                                                     Economy and subsequently as Minister for Trade with
                                                     responsibility for the UK's worldwide export strategy. He is a director of: United Kingdom - Japan 2000 Group (since July
                                                     12, 1995); Dyson Appliances Limited (since October 1, 1995);
                                                     Mivan Group Holding Limited (since October 16, 1995);
                                                     Gleneagles Hospital (UK) Limited (since November 1, 1995);
                                                     Stoney Hill Limited (since December 4, 1996); Richard Needham
                                                     Consultancy Limited (since June 12, 1997); NEC Europe Limited
                                                     (since October 1, 1997); Toughglass Holdings Limited (since
                                                     December 15, 1997); Tartan Check Limited (since December 15,
                                                     1997); Stoney Hill Farms Limited (since December 29, 1997);
                                                     Cavendish Clinic Limited (since May 20, 1998); MICE Group PLC
                                                     (since May 26, 1998); Legion Crowd Dynamics Limited (since
                                                     June 1, 1998); Merlion Healthcare Limited (since November 19,
                                                     1998); The Heart Hospital Limited (since November 20, 1998);
                                                     Wholebond Limited (since

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                 FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------------------------------------------------------
                                                     November 20, 1998); The Heart Hospital Properties Limited
                                                     (since November 20, 1998); Amber Medical Limited (since
                                                     April 28, 1999); and Tricorder Technology PLC (since May 24,
                                                     1999). He was a director of: The General Electric Company PLC
                                                     (up until August 31, 1997); and Toughglass Limited (up until
                                                     December 15, 1997).
Terence Twigger....................................  Group Finance Director. He joined Parent in 1993 and was appointed to the Board in January 1995. He is a Chartered
                                                     Accountant and before joining Parent he spent 15 years with
                                                     Lucas Aerospace, progressing to the position of Finance
                                                     Director of Lucas Aerospace's worldwide operations. He is a director of: Phoenix (Travel) Dorset Limited (since January
                                                     24, 1997); Axsia Limited (since February 4, 1997), TGE Group
                                                     Limited (since April 27, 1998); and Axsia Group Limited
                                                     (since April 27, 1998). He was a director of 265th Shelf
                                                     Investment Company Limited (up until May 1, 1998).
Philip E. Green....................................  Group Corporate Affairs Director. He is an executive officer but is not on the Board. He joined Parent in 1994 as Group
                                                     Company Secretary, an office which he continues to hold. He is a Chartered Secretary and has a law degree. Before joining
                                                     Parent he spent 14 years with British Aerospace PLC.

B. DIRECTORS AND EXECUTIVE OFFICERS OF MEGGITT INTERNATIONAL

     Set forth below are the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive and non-executive director of Meggitt International. The business address of each such person is c/o Parent, and such person is a citizen of the United Kingdom.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                 FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------------------------------------------------------

Terence Twigger....................................  Director since 1995. For additional information, see Part A of Schedule I above.
Philip E. Green....................................  Director since 1994. For additional information, see Part A of Schedule I above.
David H. Clark.....................................  Director since 1992. He has been Assistant Secretary of
                                                     Parent since 1987.

C. DIRECTORS AND EXECUTIVE OFFICERS OF MEGGITT-USA

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Meggitt-USA. Except for Mr. Stacey, the business address of each such person is c/o Meggitt-USA, and such person is a citizen of the United States.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                 FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------------------------------------------------------

Michael A. Stacey..................................  Director since 1995. For additional information, see Part A of Schedule I above.
Bennett F. Moore...................................  Director, President and Secretary since 1986.
Robert W. Soukup...................................  Vice-President, Treasurer and Assistant Secretary since 1994.
Donna L. Hebert....................................  Controller and Assistant Treasurer since 1994.

D. DIRECTORS AND EXECUTIVE OFFICERS OF MEGGITT AMERICA

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Meggitt America. The business address of each such person is c/o Meggitt-USA, and such person is a citizen of the United States.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                 FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------------------------------------------------------

Bennett F. Moore...................................  Director and President since 1995. For additional information, see Part C of Schedule I above.
Robert W. Soukup...................................  Director, Secretary and Treasurer since 1995. For additional information, see Part C of Schedule I above.
Donna L. Hebert....................................  Assistant Treasurer since 1995. For additional information, see Part C of Schedule I above.

E. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Except for Mr. Stacey, the business address of each such person is c/o Meggitt-USA, and such person is a citizen of the United States.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                                 FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------------  -------------------------------------------------------------
Michael A. Stacey..................................  Director and President. For additional information, see Part
                                                     A of Schedule I above.
Bennett F. Moore...................................  Director, Vice-President and Secretary. For additional information, see Part C of Schedule I above.
Robert W. Soukup...................................  Director, Vice-President and Treasurer. For additional information, see Part C of Schedule I above.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                By Mail:                          By Overnight Delivery:                          By Hand:
ChaseMellon Shareholder Services, L.L.C.         Reorganization Department        ChaseMellon Shareholder Services, L.L.C.
        Reorganization Department                   85 Challenger Road                    Reorganization Department
              P.O. Box 3301                         Mail Stop -- Reorg                          120 Broadway
            South Hackensack,                        Ridgefield Park,                            13th Floor
            New Jersey 07606                         New Jersey 07660                     New York, New York 10271
                                                By Facsimile Transmission:
                                             (For Eligible Institutions Only)
                                                      (201) 296-4293
                                              Confirm Facsimile By Telephone:
                                                      (201) 296-4860

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                      [INNISFREE M & A INCORPORATED LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                           Telephone: (212) 750-5833
                         CALL TOLL-FREE: (888) 750-5834
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                                ROTHSCHILD INC.
                          1251 Avenue of the Americas
                            New York, New York 10020
                   CALL TOLL-FREE: (800) 753-5151 (EXT. 3611)
                     IN NEW YORK CITY CALL: (212) 403-3611